CONSENT OF WILLKIE FARR & GALLAGHER LLP

We hereby consent to the reference to our Firm in the Statements of Additional Information of SunAmerica Series, Inc. (the “Registrant”) under the heading “Additional Information – Legal Counsel,” included as part of Post-Effective Amendment No. 88 to the Registrant’s Registration Statement on Form N -1A (File Nos. 333-11283 and 811-07797).

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP

New York, New York

February 28, 2018